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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of Diamond Multimedia Systems, Inc. on Form S-8 for 1,200,000 shares of Common Stock reserved for issuance under the 1998 Stock Option Plan and 200,000 shares of Common Stock reserved for issuance under the 1995 Employee Stock Purchase Plan of our report dated January 23, 1998, on our audits of the consolidated financial statements and financial statement schedule of Diamond Multimedia Systems, Inc. as of December 31, 1997, and 1996 and for the years ended December 31, 1997, 1996 and 1995, which report is included in the Annual Report on Form 10-K for the year ended December 31, 1997.


/s/ PricewaterhouseCoopers LLP


San Jose, California
August 3, 1998